Exhibit 10.2
FIRST AMENDMENT TO CREDIT AGREEMENT
     THIS FIRST AMENDMENT TO CREDIT AGREEMENT (the “First Amendment”) is made and entered into as of August 7, 2006, by and among USP DOMESTIC HOLDINGS, INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions party to the Credit Agreement, as defined below (the “Lenders”), SUNTRUST BANK, in its capacity as Administrative Agent for the Lenders (the “Administrative Agent”), BANK OF AMERICA, N.A., as Syndication Agent (in such capacity, the “Syndication Agent”) for the Lenders, and GENERAL ELECTRIC CAPITAL CORPORATION, as Documentation Agent (in such capacity, the “Documentation Agent”) for the Lenders.
RECITALS:
     1. The Borrower and the Lenders entered into that certain Credit Agreement dated February 21, 2006 (the “Credit Agreement”).
     2. The Borrower and the Lenders desire to amend the Credit Agreement as provided herein.
     NOW, THEREFORE, in consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower and the Lenders agree to amend the Credit Agreement as follows:
     1. Section 1.1 of the Credit Agreement is amended to include the following new definitions:
     “Base Rate Borrowing” shall mean a Borrowing with interest accruing on said Borrowing at the Base Rate, plus the Base Rate Margin.
     “Base Rate Loan” shall mean a Loan made as a Base Rate Borrowing.
     “Base Rate Margin” shall mean the percentage per annum determined by reference to the applicable ratio of Borrower’s consolidated Total Net Debt to EBITDA as set forth on Schedule I hereto. As of the First Amendment Effective Date, the Base Rate Margin shall be as depicted on Level V; provided, however, that upon delivery to the Administrative Agent of Borrower’s consolidated Total Net Debt to EBITDA for the preceding four fiscal quarter period then ending, and thereafter the Base Rate Margin shall be calculated on the last day of each fiscal quarter and measured on a rolling four quarter basis, with such calculation to be effective as of the second (2nd) Business Day after which the Borrower delivers the financial statements required by Section 5.1(a), (b), or (c) and the compliance certificate required by Section 5.1(d); provided further, that if at any time the Borrower shall have failed to deliver such financial statements and such certificate by the required date, the Base Rate Margin shall be at Level VI until such time as such financial statements and certificate are delivered, at which time the Base Rate Margin shall be determined as provided above.

     “Collateral Agent” shall mean SunTrust Bank in its capacity as collateral agent under the Security Documents, the Holdings Guarantee Agreement, the Parent Guarantee Agreement, and the Subsidiary Guarantee Agreement.
     “First Amendment Effective Date” shall mean August 7, 2006.
     “Letter of Credit Fee” shall have the same meaning as set forth in Section 2.13(c)(i).
     “Revolving Loan Pro Rata Share” shall mean with respect to all Lenders at any time, a percentage, the numerator of which shall be the sum of (i) all Lenders’ outstanding Revolving Loans, plus (ii) any unpaid LC Disbursements, plus (iii) the face amount of any outstanding Letters of Credit, plus (iv) any outstanding Swingline Loans (herein “Revolving Obligations”), and the denominator of which shall be the sum of the Revolving Obligations, plus the outstanding Term Loans as defined in the Term Loan B Credit Agreement.
     “Term Loan B” shall mean a $200,000,000 credit facility extended to Borrower for the purpose of: (a) refinancing the Holdings Notes pursuant to the Term Loan B Credit Agreement, (b) repaying certain of the indebtedness outstanding under this Agreement, and (c) funding certain of the fees and expenses incurred in connection with the closing of the Term Loan B Credit Agreement.
     “Term Loan B Credit Agreement” shall mean that certain Credit Agreement executed among the Borrower, Bear Stearns Corporate Lending Inc., as administrative agent thereunder, SunTrust Bank, as Collateral Agent and Documentation Agent, and the lenders from time to time party thereto dated as of August 8, 2006.
     “Term Loan B Obligations” shall have the same meaning as the term “Obligations” has under the Term Loan B Credit Agreement.
     2. The definition of “EBITDA” as set forth in Section 1.1 of the Credit Agreement shall be amended and restated as follows:
     “EBITDA” shall mean for the Borrower and its consolidated Subsidiaries for any applicable period, the sum of (a) Net Income, plus (b) to the extent deducted in determining Net Income, the sum of amounts attributable to (i) amortization, (ii) income tax expense, (iii) Interest Expense, (iv) depreciation of assets, and (v) to the extent applicable, non-cash equity compensation costs applicable under and calculated in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004) [FAS 223 (revised)] as promulgated by the Financial Accounting Standards Board; provided, that cash payments made in such period or in any future period in respect of such non-cash costs shall be subtracted from Net Income in calculating EBITDA in the period when such payments are made; provided, further that EBITDA shall be adjusted to give pro forma effect to (x) Permitted Acquisitions made during such period (such adjustment to be reasonably satisfactory to the Administrative Agent) as if such Permitted Acquisitions had been made at the beginning of such period, which pro forma calculations shall deduct the value of the existing Equity Interests not held by the

Borrower or such consolidated Subsidiary in the applicable Permitted Acquisition, and (y) permitted dispositions during such period (such adjustment to be reasonably satisfactory to the Administrative Agent) as if such permitted dispositions had been made at the beginning of such period; provided that in connection with the acquisition of Surgis, Inc., Borrower shall be permitted certain “add-backs” in an amount not to exceed $3,000,000 with such “add-backs” to be reasonably acceptable to Administrative Agent.
     3. The definition of “Holdings Guarantee Agreement” as set forth in Section 1.1 of the Credit Agreement shall be amended and restated as follows:
     “Holdings Guarantee Agreement” shall mean a guaranty agreement executed in form and substance acceptable to Lenders by Holdings in favor of the Collateral Agent pursuant to which Holdings guarantees repayment of (i) all Obligations of the Borrower described herein and evidenced hereunder and under any Loan Document, and (ii) the Term Loan B Obligations.
     4. Subpart (vii) of the definition of “Indebtedness” set forth in Section 1.1 of the Credit Agreement shall be amended and restated as follows:
     (vii) all Guarantees of such Person of the type of Indebtedness described in clauses (i) through (vi) above or clauses (ix) through (xi) below,
     5. The definition of “Parent Guarantee Agreement” as set forth in Section 1.1 of the Credit Agreement shall be amended and restated as follows:
     “Parent Guarantee Agreement” shall mean a guaranty agreement executed in form and substance acceptable to Lenders by the Parent in favor of the Collateral Agent pursuant to which the Parent guarantees repayment of (i) all Obligations of the Borrower described herein and evidenced hereunder and under any Loan Document, and (ii) the Term Loan B Obligations.
     6. Subpart (ii) of the definition of “Permitted Acquisitions” as set forth in Section 1.1 of the Credit Agreement shall be amended and restated as follows:
     (ii) in the event an acquisition of a consolidated Subsidiary (whether pursuant to an acquisition of Equity Interests, assets, or otherwise) is made for consideration in an amount (including cash paid and the exchange of other assets or property) equal to or in excess of $1,000,000, the Borrower shall have delivered to the Administrative Agent a compliance certificate for the period of four full fiscal quarters immediately preceding such acquisition (prepared in good faith and in a manner and using such methodology which is consistent with the most recent financial statements delivered pursuant to Section 5.1) giving pro forma effect to the consummation of such acquisition and evidencing compliance with the covenants set forth in Article VI; and
     7. The definition of “Subsidiary Guarantee Agreement” as set forth in Section 1.1 of the Credit Agreement shall be amended and restated as follows:

     “Subsidiary Guarantee Agreement” shall mean a guaranty agreement executed in form and substance acceptable to Lender by the Subsidiary Loan Parties in favor of the Collateral Agent pursuant to which the Subsidiary Loan Parties guarantee repayment of: (i) all Obligations of the Borrower described herein and evidenced hereunder and under any Loan Document, and (ii) the Term Loan B Obligations.
     8. Section 2.3 of the Credit Agreement is amended and restated in its entirety as follows:
     Section 2.3 Procedure for Revolving Borrowings. The Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Revolving Borrowing substantially in the form of Exhibit 2.3 attached hereto (a “Notice of Revolving Borrowing”) (x) prior to 11:00 a.m. one (1) Business Day prior to the requested date of each Base Rate Borrowing, and (y) prior to 11:00 a.m. three (3) Business Days prior to the requested date of each Eurodollar Borrowing. Each Notice of Revolving Borrowing shall be irrevocable and shall specify: (i) the aggregate principal amount of such Borrowing, (ii) the date of such Borrowing (which shall be a Business Day), (iii) the Type of such Revolving Loan comprising such Borrowing, and (iv) in the case of a Eurodollar Borrowing, the duration of the initial Interest Period applicable thereto (subject to the provisions of the definition of Interest Period). Each Revolving Borrowing shall consist entirely of Base Rate Loans or Eurodollar Loans, as the Borrower may request. The aggregate principal amount of each Revolving Borrowing shall be not less than $1,000,000 or a larger multiple of $500,000; provided, that Base Rate Loans made pursuant to Section 2.5 or Section 2.22(c) may be made in lesser amounts as provided therein. At no time shall the total number of Eurodollar Borrowings outstanding at any time exceed eight (8). Promptly following the receipt of a Notice of Revolving Borrowing in accordance herewith, the Administrative Agent shall advise each Lender of the details thereof and the amount of such Lender’s Revolving Loan to be made as part of the requested Revolving Borrowing.
     9. Section 2.11(b) of the Credit Agreement is hereby amended and restated in its entirety as follows:
     (b) Mandatory Prepayments. Subject to the provisions of Section 2.7 of the Term Loan B Credit Agreement and after fulfilling the provisions contained therein, the Borrower, at the following times and upon receipt of the same by any Loan Party, shall cause the Administrative Agent to receive, to the extent available, for application to the Revolving Loans:
     (i) an amount equal to fifty percent (50%) of Net Equity Proceeds within three (3) Business Days after the Mandatory Prepayment Date specified in Section 2.7(c) of the Term Loan B Credit Agreement; provided that the remaining fifty percent (50%) of Net Equity Proceeds shall also be paid to the Administrative Agent for application to the Revolving Loans to the extent that within one hundred eighty (180) days after receipt thereof, such proceeds are not applied as a principal reduction of Term Loan B or utilized for Permitted Acquisitions;

     (ii) an amount equal to one hundred percent (100%) of: (x) Net Casualty Proceeds which do not become Reinvested Proceeds within one hundred eighty (180) days of receipt thereof, (y) within one hundred eighty (180) days of receipt thereof, Net Debt Issuance Proceeds not used either for application as a principal reduction of Term Loan B or for Permitted Acquisitions, and (z) Net Disposition Proceeds which do not become Reinvested Proceeds within one hundred eighty (180) days after receipt thereof; provided that the time period of one hundred eighty (180) days shall be extended to three hundred sixty-five (365) days if Holdings obtains Net Disposition Proceeds from the sale or transfer of Equity Interests in any of USP International Holdings, Inc., Global Healthcare Partners, Ltd., United Surgical Partners Europe, S.L. and/or USPE Holdings, Ltd.
     So long as no Default has occurred, the mandatory prepayments required by this Section 2.11(b) shall not be deemed to reduce permanently the Revolving Commitment.
     The portion of such Net Casualty Proceeds, Net Debt Issuance Proceeds, Net Equity Proceeds and Net Disposition Proceeds which are permitted to be reinvested or utilized for Permitted Acquisitions by the Borrower as provided above shall, immediately upon any Loan Party’s receipt thereof so long as no Default shall have occurred and be continuing, (1) be applied by the Borrower to the Term Loans (as defined in the Term Loan B Credit Agreement) in accordance with Section 2.7(d) of the Term Loan B Credit Agreement, or (2) be deposited by the Borrower in a cash collateral account in the Borrower’s name maintained with the Collateral Agent (the “Cash Collateral Account”). So long as no Default shall have occurred and be continuing, the Borrower may withdraw the applicable proceeds from the Cash Collateral Account for application to the Term Loans in accordance with Section 2.7(d) of the Term Loan B Credit Agreement or for reinvestment or utilization for Permitted Acquisitions, as the case may be, as provided herein at any time prior to the expiration of the designated period for any such action as provided above (each, a “Designated Period”). Upon expiration of the applicable Designated Period and so long as no Default shall have occurred and be continuing, any proceeds which have not been so reinvested or utilized for Permitted Acquisitions prior to such time shall be delivered by the Collateral Agent to the administrative agent as named in the Term Loan B Credit Agreement for application to the Term Loans (as such term is defined in the Term Loan B Credit Agreement) in accordance with the provisions of Section 2.7(d) of the Term Loan B Credit Agreement. If, however, a Default shall have occurred and be continuing (A) upon the applicable Loan Party’s receipt of any such proceeds, then the Borrower shall deliver to the Administrative Agent the Revolving Loan Pro Rata Share of such proceeds, or (B) at any time during any Designated Period, then the Collateral Agent shall withdraw all such proceeds from the Cash Collateral Account upon the occurrence of such Default and deliver to the Administrative Agent the Revolving Loan Pro Rata Share of such proceeds; provided, that if at any time during the continuance of such Default, the Obligations under and as defined in the Term Loan B Credit Agreement have been permanently paid in full, then the percentage of such proceeds paid to the Administrative Agent for application as a permanent reduction to the Revolving Loans shall be increased from the Revolving Loan Pro Rata Share to one hundred percent (100%) of the amount of such proceeds.

     10. Section 2.12(a) of the Credit Agreement shall be amended and restated in its entirety as follows:
     (a) The Borrower shall pay interest on each Base Rate Loan at the Base Rate, plus in each case, the Base Rate Margin in effect from time to time, and on each Eurodollar Loan at the Adjusted LIBO Rate for the applicable Interest Period in effect for such Loan, plus, in each case, the Applicable Margin in effect from time to time.
     11. Section 5.1(b) of the Credit Agreement is hereby amended and restated in its entirety as follows:
     (b) concurrently with the delivery of the financial statements referred to in clause (a) above, the consolidated balance sheet of the Borrower and its consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of income, and cash flows of the Borrower and its consolidated Subsidiaries for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year;
     12. Section 5.1 of the Credit Agreement shall be amended to include new subparts (k) and (l) to read as follows:
     (k) unless otherwise delivered hereunder or under the Loan Documents, promptly following the mailing or receipt of any notice or report delivered under the terms of the Term Loan B Credit Agreement or any related loan documentation, copies of such notice or report; and
     (l) no later than five (5) Business Days prior to the effectiveness thereof, copies of substantially final drafts of any proposed amendment, supplement, waiver, or other modification with respect to the Term Loan B Credit Agreement or the related loan documents.
     13. Section 7.1(h) of the Credit Agreement is hereby amended and restated in its entirety as follows:
     (h) Indebtedness incurred by either the Borrower or Holdings up to $200,000,000 for the sole purpose of refinancing the Holdings Notes pursuant to the terms and conditions set forth in the Term Loan B Credit Agreement and, subject to Section 7.11(b), any extensions, renewals and replacements of such Indebtedness that is on terms no less favorable to the Lenders and to the Borrower than the terms of the Term Loan B Credit Agreement as reasonably determined by the Administrative Agent.
     14. Section 7.4(h) of the Credit Agreement shall be amended and restated in its entirety as follows:
     (h) excluding Investments described in subparts (e) and (f) above, Investments by the Borrower and its consolidated Subsidiaries in Non-Consolidated Entities and Permitted Acquisitions; provided that total cash and non-cash consideration (including Indebtedness assumed, deferred purchase price obligations, earn-out obligations, and

Capital Stock, warrants, and stock options exchanged in such purchase) for all Permitted Acquisitions made by the Borrower and its consolidated Subsidiaries in the aggregate during any period of four consecutive quarters, together with the amount of all Investments in Non-Consolidated Entities made in the aggregate by the Borrower and its consolidated Subsidiaries during such period do not exceed in the first twelve (12) months after the Closing Date an amount equal to 1.25 times(x) the EBITDA for such four consecutive quarters, and for the time period thereafter, an amount equal to the EBITDA for such four consecutive quarters, and provided further that (i) no single Permitted Acquisition or investment in Non-Consolidated Entities shall exceed $75,000,000, (ii) no Default has occurred and is continuing or would result from any investment in Non-Consolidated Entities or Permitted Acquisitions, as applicable, and (iii) the requirements of Section 5.10 are fulfilled;
     15. Section 7.5 of the Credit Agreement shall be amended and restated in its entirety as follows:
     Section 7.5 Restricted Payments. The Borrower will not, and will not permit its consolidated Subsidiaries or any Loan Party to, declare or make, or agree to pay or make, directly or indirectly, any dividend on any class of its stock, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement, defeasance or other acquisition of, any shares of common stock or Indebtedness subordinated to the Obligations or any options, warrants, or other rights to purchase such common stock or such Indebtedness, whether now or hereafter outstanding (each, a “Restricted Payment”), except for (i) dividends payable by the Borrower solely in shares of any class of its common stock, (ii) Restricted Payments made by any Subsidiary to the Borrower or to another Subsidiary Loan Party, (iii) cash dividends paid to the Borrower or Parent from any consolidated Subsidiary, and (iv) so long as the Borrower is in pro forma compliance with the covenants set forth in Article VI of this Agreement after giving effect to such payments, the Borrower shall be entitled to pay for the repurchase or retirement of Equity Interests of any Loan Party for the first year after the First Amendment Effective Date in an amount up to 50% of Net Income for the period of four (4) consecutive quarters most recently ended on or prior to such date and, from and after the first anniversary of the First Amendment Effective Date, in an amount up to 50% of cumulative Net Income for the period from and after the First Amendment Effective Date; provided, that that in all events no Default or Event of Default has occurred and is continuing at the time such dividend is paid or redemption is made.
     16. Section 7.8 of the Credit Agreement shall be amended and restated in its entirety as follows:
     Section 7.8 Restrictive Agreements. The Borrower will not, and will not permit any consolidated Subsidiary or any Loan Party to, directly or indirectly, enter into, incur or permit to exist any agreement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary or any Loan Party to create, incur or permit any Lien upon any of its assets or properties, whether now owned or hereafter acquired, or (b) the ability of any Subsidiary or any Loan Party to pay dividends or other distributions with respect to its common stock, to make or repay loans or advances to the Borrower or any other Subsidiary, to Guarantee Indebtedness of the Borrower or any other Subsidiary or to transfer any of its property or assets to the Borrower or any Subsidiary of the Borrower; provided, that (i) the foregoing shall not apply to restrictions or conditions imposed by law or by this Agreement or any other Loan Document, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is sold and such sale is permitted hereunder, (iii) the foregoing shall not apply to restrictions or conditions contained in the Term Loan B Credit Agreement and such loan documents as defined therein, (iv) clause (a) shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions and conditions apply only to the property or assets securing such Indebtedness, and (v) clause (a) shall not apply to customary provisions in leases restricting the assignment thereof.
     17. Section 7.9 of the Credit Agreement shall be amended and restated in its entirety as follows:
     Section 7.9 Sale and Leaseback Transactions. The Borrower will not, and will not permit any of the consolidated Subsidiaries or any Loan Party to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred; provided that such transaction shall be permitted if the sale or transfer is for fair market value and the proceeds from the sale or transfer are paid immediately: (a) if required by the terms hereof as a Term Loan B prepayment, or (b) to the Administrative Agent for application to the Revolving Loans.
     18. Section 7.11 of the Credit Agreement is hereby amended and restated in its entirety as follows:
     Section 7.11 Amendment to Material Documents and the Term Loan B Credit Agreement.
     (a) The Borrower will not, and will not permit any consolidated Subsidiary or any Loan Party to, amend, modify or waive any of its rights in a manner materially adverse to the Lenders under (i) its certificate of incorporation, bylaws or other organizational documents, or (ii) documents evidencing Permitted Subordinated Debt; and the Borrower will not, and will not permit, any consolidated Subsidiary or any Loan Party to amend, modify, or waive any of its rights under any material contract if the amendment, modification, or waiver would otherwise violate this Agreement or could be expected to result in a Material Adverse Effect.
     (b) The Borrower will not, and will not permit any consolidated Subsidiary or any Loan Party to, directly or indirectly amend, modify or waive any term or provision in the Term Loan B Credit Agreement or the related loan documentation in any manner which: (i) increases the aggregate amount of the Term Loan B Obligations; (ii) increases the applicable interest rate or yield provisions applicable to the Term Loan B Obligations by more than one percent (1%) per annum in the aggregate (excluding increases (A) resulting from the accrual of interest at the default rate as set forth in the Term Loan B Credit Agreement as of the date hereof, or (B) fluctuation in the Base Rate or Adjusted LIBO Rate (each as defined in the Term Loan B Credit Agreement)); (iii) makes earlier the dates upon which payments of principal or interest on the obligations thereunder are due; or (iv) adds additional Loan Parties or adds or makes more restrictive any prepayment obligations, amortization, fees or other payment obligations, covenants, events of default or other provisions thereof unless this Agreement and the other Loan Documents are amended simultaneously therewith on the substantially the same terms.
     19. Section 8.1 of the Credit Agreement is hereby amended to include new subpart (q) as an additional Event of Default to read as follows:
     Section 8.1 Events of Default. If any of the following events (each an “Event of Default”) shall occur:
     (q) an event of default occurs under the Term Loan B Credit Agreement or under any loan document executed by the Borrower or any Loan Parties in connection with Term Loan B.
     20. Article VIII of the Credit Agreement is amended to include new Section 8.2 to read as follows:
     Section 8.2 Receipt of Proceeds. Upon the occurrence of a Specified Event, all payments, proceeds and property delivered to the Administrative Agent or the Lenders by the Borrower for payment of the Obligations shall be delivered to the Collateral Agent to be applied in the same manner as the Collateral Agent applies the receipt of proceeds from any Guarantor, and upon any other Event of Default not constituting a Specified Event, such payments, proceeds and property shall be delivered to the Administrative Agent for application in accordance with the terms of this Agreement. For purposes herein, a “Specified Event” shall mean (i) any Event of Default under Section 8.1(h) or (i) of this Agreement and any Event of Default (as defined in the Term Loan B Credit Agreement) under Section 8.1(h) or (i) of the Term Loan B Credit Agreement, (ii) any Event of Default under Section 8.1(a) or (b) of this Agreement and any Event of Default (as defined in the Term Loan B Credit Agreement) under Section 8.1(a) or (b) of the Term Loan B Credit Agreement, (iii) any acceleration of the Obligations under this Agreement following an Event of Default and any acceleration of the Obligations under and as defined in the Term Loan B Credit Agreement following an Event of Default as defined in the Term Loan B Credit Agreement, and (iv) any exercise of remedies under the Security Documents or the guarantees in favor of the Collateral Agent delivered pursuant hereto which are undertaken at the direction of the Required Lenders following an Event of Default and any exercise of remedies under the Security Documents or the guarantees in favor of the Collateral Agent delivered pursuant to this Agreement which are undertaken at the direction of the Required Lenders following an Event of Default.

     21. Section 10.3 of the Credit Agreement is amended to include the following two additional subparts as follows:
     (g) No Indemnitee shall have any liability (whether direct or indirect, in contract or tort or otherwise)to the Borrower or any other Loan Party arising out of, related to, or in connection with or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated therein, any Loan or any Letter of Credit or the use of proceeds thereof, except to the extent that such liability shall be judicially determined by a final, non-appealable judgment issued by a court of competent jurisdiction to have resulted primarily from the gross negligence or willful misconduct of the Indemnitee.
     (h) The obligations contain in this Section 10.3 shall survive and continue beyond the repayment of the Loans and Obligations described herein.
     22. The Credit Agreement shall be amended to include new Section 10.14 to read as follows:
     Section 10.14 Successor Collateral Agent. The Collateral Agent may resign at any time by giving at least 30 days’ prior notice thereof to the Administrative Agent, the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Collateral Agent reasonably satisfactory to Borrower. Upon the acceptance of its appointment as the Collateral Agent hereunder by a successor, such successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent, and the retiring Collateral Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. Prior to the effective date of its resignation, the retiring Collateral Agent agrees to (i) transfer to the successor Collateral Agent all items of Collateral held by the retiring Collateral Agent under the Loan Documents, together with all records and other documents necessary or appropriate in connection with the performance of its duties of the successor Collateral Agent under the Loan Documents, and (ii) execute and/or deliver to such successor Collateral Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Collateral Agent of the Liens created under the Loan Documents. After any retiring Collateral Agent’s resignation hereunder, the provisions of this Section 10.14 shall continue in effect for the benefit of such retiring Collateral Agent and its representatives and agents in respect of any actions taken or not taken by any of them while it was serving as the Collateral Agent.
     23. Schedule 1 to the Credit Agreement is hereby amended and restated in its entirety pursuant to the Schedule 1 attached to this Amendment.
     24. The Credit Agreement is not amended in any other respect.
     25. The Borrower affirms its obligations under the Credit Agreement, as amended hereby, and the Borrower agrees that such obligations are valid and binding enforceable in accordance with its terms, subject to no defense, counterclaim, or defense.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

USP DOMESTIC HOLDINGS, INC.

By:

Name:
Title:

SUNTRUST BANK
as Administrative Agent, as Issuing Bank, as Swingline Lender and as a Lender

By:

Name:
Title:

BANK OF AMERICA, N.A.

By:

Name:
Title:

GENERAL ELECTRIC CAPITAL CORPORATION

By:

Name:
Title:

KEYBANK NATIONAL ASSOCIATION

By:

Name:
Title:

NATIONAL CITY BANK OF KENTUCKY

By:

Name:
Title:

WELLS FARGO BANK, N.A.

By:

Name:
Title:

FIRST TENNESSEE BANK NATIONAL ASSOCIATION

By:

Name:
Title:

AMEGY BANK NATIONAL ASSOCIATION

By:

Name:
Title:

COMPASS BANK

By:

Name:
Title:

SIEMENS FINANCIAL SERVICES, INC.

By:

Name:
Title:

BANK OF OKLAHOMA, N.A.

By:

Name:
Title:

21